EXHIBIT 4.10
The Premcor Refining Group Inc.
and
Valero Energy Corporation, as Guarantor,
To
Deutsche Bank Trust Company Americas
Trustee

FOURTH SUPPLEMENTAL INDENTURE
Dated as of September 1, 2005
6⅛% Senior Notes due 2011
6 3/4% Senior Notes due 2014

     FOURTH SUPPLEMENTAL INDENTURE, dated as of September 1, 2005 (this “Fourth Supplemental Indenture”) and effective as of the effective time (the “Effective Time”) of the Merger (as defined below), among The Premcor Refining Group Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), having its principal executive office at 1700 East Putnam Avenue, Suite 400, Old Greenwich, CT 06870, Valero Energy Corporation, a corporation duly organized and existing under the laws of the State of Delaware (“Valero”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (the “Trustee”).
RECITALS
     WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of February 11, 2003 (the “Base Indenture”), providing for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series as provided for in the Base Indenture;
     WHEREAS, the Company, Premcor, Inc., a corporation duly organized and existing under the laws of the State of Delaware (“Premcor”) and the Trustee have previously entered into a Second Supplemental Indenture, dated as of April 23, 2004 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), providing for (i) the issuance of $200,000,000 aggregate principal amount of the Company’s 6⅛% Senior Notes due 2011 and $200,000,000 aggregate principal amount of the Company’s 6 3/4% Senior Notes due 2014 (collectively, the “Notes”); and (ii) the Guarantee of the Notes by Premcor;
     WHEREAS, Premcor is to merge into Valero, with Valero being the surviving entity (the “Merger”);
     WHEREAS, Valero agrees to assume the performance of the Guarantee and Premcor’s covenants and obligations under the Indenture and the Notes;
     WHEREAS, each of the Company, Premcor and Valero desires and requests the Trustee to join it in the execution and delivery of this Fourth Supplemental Indenture to satisfy the requirements of Section 4 of the Second Supplemental Indenture with respect to the Merger;
     WHEREAS, the entry into this Fourth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and
     WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company necessary to make this Fourth Supplemental Indenture a valid instrument legally binding on the Company, in accordance with its terms, have been duly done and performed.
     NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the parties covenant and agree as follows:

ARTICLE 1
Supplement and Effectiveness
     Section 1.01. Supplement. This Fourth Supplemental Indenture relates to and only affects the Notes, is supplemental to the Indenture and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.
     Section 1.02. Effectiveness. Until the Effective Time, the provisions of the Indenture, as previously supplemented, shall continue in full force and effect. Promptly after its occurrence, the Company shall advise the Trustee in writing of the Effective Time of the Merger.
ARTICLE 2
Representations and Warranties
     Valero hereby represents and warrants that:
     (1) Valero is a corporation organized and validly existing under the laws of the State of Delaware; and
     (2) immediately after giving effect to the Merger, no Default or Event of Default shall have occurred and be continuing.
ARTICLE 3
Assumption
     Valero hereby assumes the performance of the Guarantee and Premcor’s covenants and obligations under the Indenture and the Notes.
ARTICLE 4
General Provisions
     Section 4.01. Ratification of Indenture; Fourth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore authenticated and delivered shall be bound hereby.
     Section 4.02. Indenture Remains in Full Force and Effect. This Fourth Supplemental Indenture is executed and accepted by the Company, Valero and the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Company, Valero and the Trustee with respect hereto.

     Section 4.03. Conflict with Trust Indenture Act. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act, the latter provision shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Fourth Supplemental Indenture as so modified or to be excluded as the case may be.
     Section 4.04. Successors and Assigns. All covenants and agreements of the Company, Valero and the Trustee in this Fourth Supplemental Indenture shall bind their respective successors and assigns, whether so expressed or not.
     Section 4.05. Separability Clause. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 4.06. Benefits of Fourth Supplemental Indenture. Nothing in this Fourth Supplemental Indenture, expressed or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Fourth Supplemental Indenture.
     Section 4.07. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and Valero, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture, except that the Trustee represents and warrants that it has duly authorized, executed and delivered this Fourth Supplemental Indenture.
     Section 4.08. Governing Law. This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
     Section 4.09. Effect of Headings. The section headings of this Fourth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Fourth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
     Section 4.10. Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.
     Section 4.11. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

THE PREMCOR REFINING GROUP INC.
By:	/s/ Michael S. Ciskowski
	Name:	Michael S. Ciskowski
	Title:	Executive Vice President and Chief Financial Officer

Attest:
/s/ Jay Browning

Name: Jay Browning
Title: Vice President and Secretary

VALERO ENERGY CORPORATION
By:	/s/ Michael S. Ciskowski
	Name:	Michael S. Ciskowski
	Title:	Executive Vice President and Chief Financial Officer

Attest:
/s/ Jay Browning

Name: Jay Browning
Title: Vice President and Secretary

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
By:	/s/ Annie Jaghatspanyan
	Name:	Annie Jaghatspanyan
	Title:	Assistant Vice President

Attest:
/s/ Angel E. Milanes, Jr.

Name: Angel E. Milanes, Jr.
Title: Client Services Administrator

4